Exhibit (s)

EX. FILING FEES

Calculation of Filing Fee Tables

Form N-2

(Form Type)

PIMCO High Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $0.00001 par value per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	--	--	--	--	--	--	--	--

Carry Forward Securities

Carry Forward Securities	--	--	--	--		--			--	--	--	--

	Total Offering Amounts					--		--

	Total Fees Previously Paid							--

	Total Fee Offsets							--

	Net Fee Due							--

(1) An indeterminate number of common shares is being registered as may from time to time be offered, on an immediate, continuous or delayed basis, at indeterminate prices.

(2) In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fees and will pay any registration fees subsequently in advance or on a pay-as-you-go basis.